UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 13, 2012

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 13, 2012, Cabot Corporation (the "Company") exercised the expansion option under its credit agreement, dated as of August 26, 2011 (the "Credit Agreement") by and between the Company, JPMorgan Chase Bank, N.A. as Administrative Agent, Citibank, N.A., as Syndication Agent, and the other lenders party thereto, to effect a $200 million increase in the aggregate commitments available pursuant to the Credit Agreement (the "Expansion"). Following the Expansion, aggregate commitments under the Credit Agreement equaled $750 million. Borrowings under the Credit Agreement may be made in multiple currencies and used for working capital requirements, letters of credit and other general corporate purposes, including acquisitions and capital expenditures. The facility will mature on August 25, 2016.

The Credit Agreement requires the Company to comply on a quarterly basis with certain financial covenants and includes a subsidiary debt to total capitalization ratio, a consolidated leverage ratio and an interest coverage test. The Credit Agreement also includes negative covenants restricting or limiting, subject to exceptions, the Company’s ability to, among other things, engage in certain transactions, as well as customary representations and warranties, affirmative covenants and events of default.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosure set forth under "Item 1.01 Entry into a Material Definitive Agreement," which is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

July 17, 2012	By:	Eduardo E. Cordeiro

Name: Eduardo E. Cordeiro
Title: Executive Vice President and Chief Financial Officer